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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Dex Media, Inc.
(Name of Issuer)
Common Stock, $.01 par value
(Title of Class of Securities)
25212E 10 0
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TCG Holdings, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,017,809(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

39,017,809(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

39,017,809(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.9%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO (Limited Liability Company)

Page 2 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TC Group, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		39,017,809(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

39,017,809(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

39,017,809(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.9%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO (Limited Liability Company)

Page 3 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TC Group III, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		37,811,321(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

37,811,321(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

37,811,321(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO (Limited Liability Company)

Page 4 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TC Group III, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		37,811,321(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

37,811,321(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

37,811,321(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 5 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TCG High Yield Holdings, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,206,488(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

1,206,488(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,206,488(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.8%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO (Limited Liability Company)

Page 6 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: TCG High Yield, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,206,488(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

1,206,488(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,206,488(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.8%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO (Limited Liability Company)

Page 7 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: Carlyle Partners III, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		24,519,997(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

24,519,997(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

24,519,997(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

16.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 8 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: CP III Coinvestment, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		862,083(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

862,083(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

862,083(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.6%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 9 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: Carlyle-Dex Partners L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		5,259,182(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

5,259,182(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,259,182(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

3.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 10 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: Carlyle-Dex Partners II L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		7,170,059(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

7,170,059(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

7,170,059(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.8%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 11 of 17 pages

CUSIP No.	25212E 10 0

1	NAMES OF REPORTING PERSONS: Carlyle High Yield Partners, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,206,488(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

1,206,488(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,206,488(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.8%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

Page 12 of 17 pages

Amendment No. 1 to Schedule 13G
     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 17, 2005 (the “Schedule 13G”). Terms defined in the Schedule 13G are used herein as so defined.
     The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:
Item 4. Ownership.

					Sole power	Shared
	Amount		Sole	Shared	to dispose	power to
	beneficially		power to	power to	or to direct	dispose or to
	owned as of	Percent	vote or	vote or to	the	direct the
	December	of	direct	direct the	disposition	disposition
Reporting Person	31, 2005:	class:	the vote:	vote:	of:	of:

TCG Holdings, L.L.C.	39,017,809	25.9%	0	39,017,809	0	39,017,809
TC Group, L.L.C.	39,017,809	25.9%	0	39,017,809	0	39,017,809
TC Group III, L.L.C	37,811,321	25.1%	0	37,811,321	0	37,811,321
TC Group III, L.P.	37,811,321	25.1%	0	37,811,321	0	37,811,321
TCG High Yield Holdings, L.L.C.	1,206,488	0.8%	0	1,206,488	0	1,206,488
TCG High Yield, L.L.C.	1,206,488	0.8%	0	1,206,488	0	1,206,488
Carlyle Partners III, L.P.	24,519,997	16.3%	0	24,519,997	0	24,519,997
CP III Coinvestment, L.P.	862,083	0.6%	0	862,083	0	862,083
Carlyle-Dex Partners L.P.	5,259,182	3.5%	0	5,259,182	0	5,259,182
Carlyle-Dex Partners II L.P.	7,170,059	4.8%	0	7,170,059	0	7,170,059
Carlyle High Yield Partners, L.P.	1,206,488	0.8%	0	1,206,488	0	1,206,488
     On January 31, 2006, all shares of common stock of Dex Media, Inc. (“the Issuer”) that the Reporting Persons beneficially owned (as shown in the table above) were disposed of in connection with R.H. Donnelley Corporation’s acquisition of the Issuer pursuant to that certain Agreement and Plan of Merger, dated October 3, 2005 (the “Merger Agreement”), by and among the Issuer, R.H. Donnelley Corporation (“Donnelley”) and Forward Acquisition Corp., a wholly owned subsidiary of Donnelley.
     TC Group, L.L.C. is the managing member of TC Group III, L.L.C., which is the general partner of TC Group III, L.P., the sole general partner of each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P. and Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds. Accordingly, TC Group, L.L.C., through such entities, exercises investment discretion and control over the shares beneficially owned by each of the Carlyle Funds. TC Group, L.L.C. is also the managing member of TCG High Yield Holdings, L.L.C., which is the managing member of TCG High Yield, L.L.C., the sole general partner of Carlyle High Yield Partners, L.P. Accordingly, TC Group, L.L.C., through such entities, exercises investment discretion and control over the shares beneficially owned by Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C. and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares.
     The Reporting Persons may be deemed to be a group with Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, WD Investors, LLC, a Delaware limited liability company, WCAS IX Associates, L.L.C., a Delaware limited liability company and A.S.F. Co-Investment Partners, L.P., a Delaware limited partnership by virtue of a Sponsor Stockholders Agreement dated July 27, 2004 relating to the securities of the Issuer. The Reporting Persons do not affirm that such a group has been formed, and expressly disclaim beneficial ownership of any securities beneficially owned by any other person.

Page 13 of 17 pages

Explanation of Responses.

(1)	On January 31, 2006, all shares of the Issuer’s common stock that the Reporting Persons beneficially owned were disposed of in connection with Donnelley’s acquisition of the Issuer pursuant to the Merger Agreement.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 10, 2006

TCG HOLDINGS, L.L.C.

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

TC GROUP III, L.L.C.

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

TC GROUP III, L.P.

By:	TC Group III, L.L.C. its General Partner

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

Page 14 of 17 pages

TCG HIGH YIELD HOLDINGS, L.L.C.

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

TCG HIGH YIELD, L.L.C.

By:	TCG High Yield Holdings, L.L.C. its Managing Member

By:	TC Group, L.L.C. its Managing Member

By:	TCG Holdings, L.L.C. its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

Page 15 of 17 pages

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P., its General Partner

By:	TC Group III, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

Page 16 of 17 pages

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C., its General Partner

By:	TCG High Yield Holdings, L.L.C., its Managing Member

By:	TC Group, L.L.C., its Sole Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Harris

	Name: Title:	John Harris Managing Director

Page 17 of 17 pages